Exhibit 11.1

CNOOC Limited
(incorporated under laws of Hong Kong with limited liability)
Code of Ethics for Directors and Senior Officers

19 August 2010

I. INTRODUCTION

This "CNOOC Limited Code of Ethics for Directors and Senior Officers" (the "Code of Ethics") summarizes the major long-standing principles of conduct that our company, CNOOC Limited (the "Company" or "our company"), follows to ensure our business is conducted with integrity and in compliance with the law. Because our company is incorporated in Hong Kong with our shares listed on the Stock Exchange of Hong Kong Limited (the "Hong Kong Stock Exchange") and our ADRs listed on the New York Stock Exchange, and because most of our operations are conducted in the People’s Republic of China (the “PRC”), we are subject to laws and ethical rules of all these jurisdictions. We expect our directors and senior management to know and follow the policies outlined in this Code of Ethics. For the purpose of this Code, the scope of senior management includes the Chief Executive Officer, the President, the Chief Financial Officer, Executive Vice Presidents, Senior Vice Presidents, Vice Presidents, the general managers and vice general managers or other equal ranking personnel of the Company's headquarter, departments of the Company’s headquarter, wholly-owned subsidiaries and regional branch companies (collectively, “Senior Officers”). Any director or Senior Officer who violates the provisions or spirit of these policies is subject to disciplinary action, up to and including termination.

Each of the directors and Senior Officers has the responsibility to obey the law and act honestly and ethically. To that end, this Code of Ethics is a guide intended to assist each of the directors and Senior Officers to decide to perform proper commercial conduct and to report existing illegal or unethical conduct. It is not, however, a comprehensive document that addresses every legal or ethical issue that a director or Senior Officer may confront, nor is it a summary of all laws and policies that apply to our business. This Code of Ethics is supplemental to other policies, manuals and internal regulations of our company.

If any director or Senior Officer has any questions about this Code of Ethics or is concerned or unsure about conducts he or she believes may violate this Code of Ethics, other policies of our company or any applicable laws, rules or regulations, the director or Senior Officer should consult with our Compliance Officer, General Counsel, and/or a member of the Audit Committee of our Board of Directors. No one at our company has the authority to make exceptions to these policies, other than our Board of Directors or a committee of our Board of Directors.

II. COMPLIANCE WITH LAWS, RULES AND REGULATIONS

The directors and Senior Officers must comply fully with all applicable laws, rules and regulations that govern our business conduct in the PRC, Hong Kong Special Administrative Region of the PRC (“Hong Kong”), the United States of America (the “U.S.”), and any other region or country in which the Company conducts its business, including, but not limited to, securities laws, the Rules Governing the Listing of Securities on the Stock Exchange of Hong Kong Limited ("Hong Kong Stock Exchange Listing Rules"), the New York Stock Exchange rules, environmental laws, insider trading and other market misconduct laws (including, but not limited to, the Securities and Futures Ordinance (Cap.571)) and the U.S. Foreign Corrupt Practices Act.

III. PROHIBITION AGAINST INSIDER TRADING/INSIDER DEALING

The directors and Senior Officers who have access to, or knowledge of, material non-public information from or about our company are prohibited from buying, selling or otherwise trading in our stock or other securities of our company. The prohibition contained in this section not only applies to the directors and Senior Officers but also to any “manager, secretary of, or any other person involved in the management of, a corporation” (collectively, the “Managers”). “Material non-public” information includes any information, positive or negative, that has not yet been made available or disclosed to the public and that might be of significance to an investor, as part of the total mix of information, in deciding whether to buy or sell stock or other securities.

Such insiders are also prohibited from giving “tips” on material non-public information, that is, directly or indirectly disclosing such information to any other person, including family members, other relatives and friends, so that they may trade in our stock or other securities of our company. Furthermore, if, during the course of service with our company, any director, Senior Officer or Manager acquires material non-public information about another company, such as one of our customers or suppliers or our affiliates, or learn that our company is planning to enter into a major transaction with another company (such as an acquisition), the director, Senior Officer or Manager is restricted from trading in the securities of the other company. In the U.S., such “insider trading” is both unethical and illegal, with criminal penalties of up to US$5 million and a jail term of up to 20 years and civil penalties in the U.S. of up to three times the illegal profit gained or loss avoided.

In Hong Kong, “insider dealing” within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) is broadly similar to insider trading in the U.S. It also constitutes a criminal offence, subject to a maximum penalty of HK$10,000,000 and 10 years’ imprisonment.

IV. PROHIBITION AGAINST OTHER MARKET MISCONDUCT

The prohibition contained in this section is derived from Hong Kong laws and regulations. It not only applies to the directors and Senior Officers but also to the Managers. Each of the directors, Senior Officers and Managers is ethically and legally required to take all reasonable measures from time to time to ensure that proper safeguards exist to prevent our company from acting in a way which would result in our company perpetrating any “market misconduct” within the meaning of the Hong Kong Securities and Futures Ordinance. Under Hong Kong law, the directors, Senior Officers and Managers may be subject to criminal liability if they have actively participated in, consented to, or connived in the criminal misconduct of the corporation which they manage. Under the Hong Kong Securities and Futures Ordinance, “market misconduct” includes insider trading (see above) and the following:

(a) False Trading

False trading in our securities takes place if a person, whether in Hong Kong or overseas, does or causes anything to be done with the intention that, or being reckless as to whether, it has or is likely to have the effect of creating a false market in our securities. Creation of a false market includes activities undertaken by any person creating or maintaining an artificial price for our securities. The directors, Senior Officers and Managers are therefore obliged not to undertake any such activities and to have due regard to the prohibition against false trading in carrying out or authorizing transactions which may impact the price of our securities.

(b) Price Rigging

Price rigging occurs where a person, in Hong Kong or elsewhere, engages in a sale or purchase of securities, not involving change in the beneficial ownership of those securities and which has the effect of maintaining, increasing, reducing, stabilizing or causing fluctuations in the price of securities traded on a recognized stock exchange in Hong Kong or overseas. The directors, Senior Officers and Managers must not engage in any such transaction if price rigging, as described above, forms a purpose, even if not the dominant purpose, of the transaction. The onus will be on the relevant director, Senior Officers or Manager to establish that the purpose of any transaction which has the effect of price rigging did not include the purpose of creating a false or misleading appearance with respect to the price of our securities.

(c) Disclosure of False or Misleading Information Inducing Transactions

In broad terms, the Hong Kong Securities and Futures Ordinance prohibits the disclosure of false or misleading information that is likely to induce another person to subscribe for, sell or buy securities or deal in futures contracts in Hong Kong. Accordingly, with respect to information disclosed to third parties or to the public generally and which may be expected to induce transactions in our securities (which could include, without limitation, information disclosed through or in the form of a prospectus or other offer memorandum, annual reports, periodic reports, press releases and announcements or through the release of financial information), the directors, Senior Officers and Managers are required to pay proper regard to the veracity of any such information and to consider whether such information is misleading through the inclusion or omission of any material fact.

(d)  Disclosure of Information About Prohibited Transactions

Disclosure of information concerning the effect on the price of our securities or futures contracts dealt in by our company, by a transaction carried out in breach of the market misconduct provisions relating to our securities or one of our related corporations or to the futures contracts is itself prohibited in circumstances where the person making the disclosure has been involved directly or indirectly in the transaction or has, or expects to receive, directly or indirectly a benefit as a result of the disclosure. Accordingly, the directors, Senior Officers and Managers should exercise caution and have regard to the relevant provisions of the Hong Kong Securities and Futures Ordinance.

(e) Stock Market Manipulation

“Stock market manipulation” refers to two or more transactions in securities of a corporation that, by themselves or in conjunction with any other transactions, affects or likely to affect (by way of increasing, reducing, or stabilizing) the price of any securities traded on a recognized stock exchange in Hong Kong or overseas and with the intention of inducing another person to purchase or subscribe for, or to refrain from selling such securities or the securities of a related corporation. The directors, Senior Officers and Managers must ensure that no transactions in our securities or securities of our affiliates constitute stock market manipulation.

Each form of market misconduct identified above is unethical and illegal. All such market misconduct constitutes criminal offences in Hong Kong, with penalties of up to HK$10,000,000 and 10 years’ imprisonment. An offender may also be liable to civil penalties and may be disqualified from acting as a director of, or participating in the management of, a listed or other specified corporation for a period of up to five years. In addition, as a part of this Code of Ethics, we have attached the Model Code for Securities Transactions by Directors of Listed Issuers (the "Model Code") issued by the Hong Kong Stock Exchange. All of our directors should comply with the Model Code; and all Senior Officers should follow the spirit of the Model Code in conducting their securities transactions. In most instances, Senior Officers who are not our directors are subject to the same ethical and legal requirements in securities transactions as our directors.

V. CONFLICTS OF INTEREST

Business decisions must be made in the best interest of our company, not motivated by personal interest or gain. Therefore, as a matter of our company policy, all directors and Senior Officers must avoid any actual or perceived conflict of interest. A “conflict of interest” occurs when an individual’s personal interests interfere or conflict in any way (or even appear to interfere or conflict) with the interests of our company. A conflict of interest situation can arise when an employee takes actions or has interests (financial or other) that may make it difficult to perform his or her company work objectively and effectively. Conflicts of interest also may arise when an employee or a member of his or her family receives improper personal benefits as a result of his or her position in our company, regardless of whether such benefits are received from our company or a third party. In relation to loans to, or guarantees of obligations of, employees and their family members, please refer to our company's "Regulations on Prohibition of Provision of Loans to Directors and Senior Officers of CNOOC Limited".  Senior Officers should also read carefully and comply with our company's "Regulations on the Management of Conflict of Interests of CNOOC Limited".

It is difficult to identify exhaustively what constitutes a conflict of interest. For this reason, the directors and Senior Officers must avoid any situation in which their independent business judgment might appear to be compromised. Questions about potential conflicts of interest situations, and disclosure of these situations as they arise, should be addressed and reported to our Compliance Officer, General Counsel and/or a member of the Audit Committee of our Board of Directors.

VI. CORPORATE OPPORTUNITIES

All directors and Senior Officers are prohibited from: (a) taking themselves personally opportunities that properly belong to our company or are discovered through the use of corporate property, information or position; (b) using corporate property, information or position for personal gain; and (c) competing with our company. All directors and Senior Officers owe a duty to our company to advance its legitimate interests when the opportunity to do so arises.

VII. PROTECTION AND PROPER USE OF COMPANY ASSETS

All directors and Senior Officers must protect our assets and ensure their efficient use. Such assets include, without limitation, intellectual property such as our corporate name, logos, trademarks, patents, copyrights, confidential information, ideas, plans and strategies. Theft, carelessness and waste have a direct impact on our profitability. Any misuse or infringement of our company assets should be reported to our Compliance Officer, General Counsel and/or a member of the Audit Committee of our Board of Directors.

VIII. PUBLIC COMPANY REPORTING

As a result of our status as a public company in Hong Kong and the U.S., we are required to file periodic and other reports with the U.S. Securities and Exchange Commission and with the Hong Kong Securities and Futures Commission and the Hong Kong Stock Exchange. Our company views its public disclosure responsibility seriously. To that end in respect of the various disclosure and reporting obligations to which our company is from time to time subject both in the U.S. and in Hong Kong:

A. each of the directors and Senior Officers must take all reasonable steps to ensure that these reports and other public communications furnish the marketplace with full, fair, accurate, timely and understandable disclosure regarding the financial and business condition of our company;

B. each of the directors and Senior Officers must promptly bring to the attention of the Audit Committee of our Board of Directors any material information of which such director or Senior Officer may become aware that affects the disclosures made by our company in its public filings or otherwise would assist the Audit Committee of our Board of Directors in fulfilling its responsibilities as specified in applicable securities laws and regulations; and

C. each of the directors and Senior Officers must promptly bring to the attention of our Compliance Officer, General Counsel and/or the Audit Committee of our Board of Directors any information he or she may have concerning (i) significant deficiencies in the design or operation of internal controls that could adversely affect our company’s ability to record, process, summarize and report financial data, or (ii) any fraud, whether or not material, involving management or other employees who have a significant role in our company’s financial reporting, disclosures or internal controls.

IX. REPORTING ILLEGAL OR UNETHICAL BEHAVIOR

Each of the directors and Senior Officers has a duty to adhere to this Code of Ethics. Each of the directors and Senior Officers must also promptly bring to the attention of our Compliance Officer, General Counsel and/or the Audit Committee of our Board of Directors any information he or she may have concerning evidence of a material violation of the securities or other laws, rules or regulations applicable to our company and the operation of its business, by our company or any agent thereof, or of a violation of this Code of Ethics, including any actual or apparent conflicts of interest between personal and professional relationships, involving any management or other employees who have a significant role in our company’s financial reporting, disclosures or internal controls. Confidentiality will be maintained to the fullest extent possible.

A director or Senior Officer will not be penalized for making a good-faith report of violations of this Code of Ethics or other illegal or unethical conduct, nor will we permit retaliation of any kind against anyone who makes a good-faith report. A director or Senior Officer who deliberately submits a false report of a violation, however, will be subject to disciplinary action. If a director or Senior Officer reports a violation and in some way also are involved in the violation, the fact that you stepped forward will be considered. If the result of an investigation indicates that corrective action is required, our Board of Directors will decide, or designate appropriate persons to decide, what actions to take, including, when appropriate, legal proceedings and disciplinary action up to and including termination, to rectify the problem and avoid the likelihood of its recurrence.

X. RELATIONSHIP WITH COMPANY MANUAL

This Code of Ethics supplements the existing policies and procedures already in place as stated in other company manuals and communicated to all employees. Certain policies referred to in this Code of Ethics are contained in their entirety in the other company manuals. The company manuals contain information that is proprietary and confidential, and our company hereby expressly denies waiving any right to assert claims that the contents of such company manuals are proprietary and/or confidential. This Code of Ethics and other company manuals are statements of goals and expectations for individual and business conduct. They are not intended to, and do not in any way constitute, an employment contract or an assurance of continued employment. Our company does not create any contractual rights by issuing this Code of Ethics or any company manual.

XI. AMENDMENT, MODIFICATION AND WAIVER

This Code of Ethics may be amended, modified or waived by our Board of Directors. Any change to, or waiver (whether explicit or implicit) of, this Code of Ethics must be disclosed to our stockholders either by including a statement in our annual report on Form 20-F filed with the U.S. Securities and Exchange Commission or by publishing a statement on our internet website, www.cnoocltd.com.

XII. ACKNOWLEDGMENT

Each of the directors and Senior Officers is accountable for knowing and abiding by the policies contained in this Code of Ethics. Our company may require that the directors and Senior Officers sign an acknowledgment every year confirming that they have received and read this Code of Ethics, understand them and are complying with them.

Appendix 1:

Contact Information
(August 2010)

Compliance Officer: Mr. Wu Guangqi
Address: Room 1828, CNOOC Plaza, 25 Chaoyangmenbei Dajie, Beijing, People’s Republic of China
Postcode: 100010
Tel: （86-10）84522602
Email: wugq@cnooc.com.cn

The above contact information shall be released as appendix according to changes of circumstances.

Appendix 2: Model Code for Securities Transactions by Directors of Listed Issuers by the Hong Kong Stock Exchange

1.           This code (both the basic principles and the rules) sets a required standard against which directors must measure their conduct regarding transactions in securities of their listed issuers. Any breach of such required standard will be regarded as a breach of the Exchange Listing Rules. A director must seek to secure that all dealings in which he is or is deemed to be interested be conducted in accordance with this code.

2.           A listed issuer may adopt its own code on terms no less exacting than those set out in this code if it so wishes. Any breach of such code will not be a breach of the Exchange Listing Rules unless it is also a breach of the required standard contained in this code.

3.           The Exchange regards it as highly desirable that directors of a listed issuer should hold securities in the listed issuer.

4.           Directors wishing to deal in any securities in a listed issuer must first have regard to the provisions of Parts XIII and XIV of the Securities and Futures Ordinance with respect to insider dealing and market misconduct. However, there are occasions where directors should not be free to deal in the listed issuer’s securities even though the statutory requirements will not be contravened.

5.           The single most important thrust of this code is that directors who are aware of or privy to any negotiations or agreements related to intended acquisitions or disposals which are notifiable transactions under Chapter 14 of the Exchange Listing Rules or connected transactions under Chapter 14A of the Exchange Listing Rules or any price-sensitive information must refrain from dealing in the listed issuer’s securities as soon as they become aware of them or privy to them until proper disclosure of the information in accordance with the Exchange Listing Rules. Directors who are privy to relevant negotiations or agreements or any price-sensitive information should caution those directors who are not so privy that there may be unpublished price-sensitive information and that they must not deal in the listed issuer’s securities for a similar period.

6.           In addition, a director must not make any unauthorised disclosure of confidential information, whether to co-trustees or to any other person (even those to whom he owes a fiduciary duty) or make any use of such information for the advantage of himself or others.

7.           For the purpose of this code:

(a)   “dealing” includes, subject to paragraph (d) below, any acquisition, disposal or transfer of, or offer to acquire, dispose of or transfer, or creation of pledge, charge or any other security interest in, any securities of the listed issuer or any entity whose assets solely or substantially comprise securities of the listed issuer, and the grant, acceptance, acquisition, disposal, transfer, exercise or discharge of any option (whether call, put or both) or other right or obligation, present or future, conditional or unconditional, to acquire, dispose of or transfer securities, or any interest in securities, of the listed issuer or any such entity, in each case whether or not for consideration and any agreements to do any of the foregoing, and “deal” shall be construed accordingly;

(b)  “beneficiary” includes any discretionary object of a discretionary trust (where the director is aware of the arrangement) and any beneficiary of a non-discretionary trust;

(c)  “securities” means listed securities and any unlisted securities that are convertible or exchangeable into listed securities and structured products (including derivative warrants), such as those described in Chapter 15A of the Exchange Listing Rules, issued in respect of the listed securities of a listed issuer;

(d)  notwithstanding the definition of “dealing” in paragraph (a) above, the following dealings are not subject to the provisions of this code:

(i) taking up of entitlements under a rights issue, bonus issue, capitalisation issue or other offer made by the listed issuer to holders of its securities (including an offer of shares in lieu of a cash dividend) but, for the avoidance of doubt, applying for excess shares in a rights issue or applying for shares in excess of an assured allotment in an open offer is a “dealing”;

(ii) allowing entitlements to lapse under a rights issue or other offer made by the listed issuer to holders of its securities (including an offer of shares in lieu of a cash dividend);

(iii) undertakings to accept, or the acceptance of, a general offer for shares in the listed issuer made to shareholders other than those that are concert parties (as defined under the Takeovers Code) of the offeror;

(iv) exercise of share options or warrants or acceptance of an offer for shares pursuant to an agreement entered into with a listed issuer before a period during which dealing is prohibited under this code at the pre-determined exercise price, being a fixed monetary amount determined at the time of grant of the share option or warrant or acceptance of an offer for shares;

(v) an acquisition of qualification shares where, under the listed issuer’s constitutional documents, the final date for acquiring such shares falls within a period when dealing is prohibited under this code and such shares cannot be acquired at another time;

(vi) dealing where the beneficial interest or interests in the relevant security of the listed issuer do not change;

(vii) dealing where a shareholder places out his existing shares in a “top-up” placing where the number of new shares subscribed by him pursuant to an irrevocable, binding obligation equals the number of existing shares placed out and the subscription price (after expenses) is the same as the price at which the existing shares were placed out; and

(viii) dealing where the beneficial ownership is transferred from another party by operation of law.

8.           For the purpose of this code, the grant to a director of an option to subscribe or purchase his company’s securities shall be regarded as a dealing by him, if the price at which such option may be exercised is fixed at the time of such grant. If, however, an option is granted to a director on terms whereby the price at which such option may be exercised is to be fixed at the time of exercise, the dealing is to be regarded as taking place at the time of exercise.

RULES

A. Absolute Prohibitions:

1. A director must not deal in any of the securities of the listed issuer at any time when he is in possession of unpublished price-sensitive information in relation to those securities, or where clearance to deal is not otherwise conferred upon him under rule B.8 of this code.

Note: “Price sensitive information” means information described in rule 13.09(1) and the notes thereunder. In the context of this code, rule 13.09(1)(c) and its notes 9, 10 and 11 are of particular relevance.

2. A director must not deal in the securities of a listed issuer when by virtue of his position as a director of another listed issuer, he is in possession of unpublished price-sensitive information in relation to those securities.

3. (a) A director must not deal in any securities of the listed issuer on any day on which its financial results are published and:

(i)
during the period of 60 days immediately preceding the publication date of the annual results or, if shorter, the period from the end of the relevant financial year up to the publication date of the results; and

(ii)
during the period of 30 days immediately preceding the publication date of the quarterly results (if any) and half-year results or, if shorter, the period from the end of the relevant quarterly or half-year period up to the publication date of the results, unless the circumstances are exceptional, for example, where a pressing financial commitment has to be met as described in section C below. In any event, the director must comply with the procedure in rules B.8 and B.9 of this code.

(b) The listed issuer must notify the Exchange in advance of the commencement of each period during which directors are not allowed to deal under rule A.3(a).

Note: Directors should note that the period during which they are not allowed to deal under rule A.3 will cover any period of delay in the publication of a results announcement.

4. Where a director is a sole trustee, the provisions of this code will apply to all dealings of the trust as if he were dealing on his own account (unless the director is a bare trustee and neither he nor any of his associates is a beneficiary of the trust, in which case the provisions of this code will not apply).

5. Where a director deals in the securities of a listed issuer in his capacity as a co-trustee and he has not participated in or influenced the decision to deal in the securities and is not, and none of his associates is, a beneficiary of the trust, dealings by the trust will not be regarded as his dealings.

6. The restrictions on dealings by a director contained in this code will be regarded as equally applicable to any dealings by the director’s spouse or by or on behalf of any minor child (natural or adopted) and any other dealings in which for the purposes of Part XV of the Securities and Futures Ordinance he is or is to be treated as interested. It is the duty of the director, therefore, to seek to avoid any such dealing at a time when he himself is not free to deal.

7. When a director places investment funds comprising securities of the listed issuer under professional management, discretionary or otherwise, the managers must nonetheless be made subject to the same restrictions and procedures as the director himself in respect of any proposed dealings in the listed issuer’s securities.

B. Notification

8. A director must not deal in any securities of the listed issuer without first notifying in writing the chairman or a director (otherwise than himself) designated by the board for the specific purpose and receiving a dated written acknowledgement. In his own case, the chairman must first notify the board at a board meeting, or alternatively notify a director (otherwise than himself) designated by the board for the purpose and receive a dated written acknowledgement before any dealing. The designated director must not deal in any securities of the listed issuer without first notifying the chairman and receiving a dated written acknowledgement. In each case,

(a)	a response to a request for clearance to deal must be given to the relevant director within five business days of the request being made; and

(b)	the clearance to deal in accordance with (a) above must be valid for no longer than five business days of clearance being received.

Note: For the avoidance of doubt, the restriction under A.1 of this code applies in the event that price sensitive information develops following the grant of clearance.

9. The procedure established within the listed issuer must, as a minimum, provide for there to be a written record maintained by the listed issuer that the appropriate notification was given and acknowledged pursuant to rule B.8 of this code, and for the director concerned to have received written confirmation to that effect.

10. Any director of the listed issuer who acts as trustee of a trust must ensure that his cotrustees are aware of the identity of any company of which he is a director so as to enable them to anticipate possible difficulties. A director having funds under management must likewise advise the investment manager.

11. Any director who is a beneficiary, but not a trustee, of a trust which deals in securities of the listed issuer must endeavour to ensure that the trustees notify him after they have dealt in such securities on behalf of the trust, in order that he in turn may notify the listed issuer. For this purpose, he must ensure that the trustees are aware of the listed issuers of which he is a director.

12. The register maintained in accordance with Section 352 of the Securities and Futures Ordinance should be made available for inspection at every meeting of the board.

13. The directors of a company must as a board and individually endeavour to ensure that any employee of the company or director or employee of a subsidiary company who, because of his office or employment in the company or a subsidiary, is likely to be in possession of unpublished price-sensitive information in relation to the securities of any listed issuer does not deal in those securities at a time when he would be prohibited from dealing by this code if he were a director.

C. Exceptional circumstances

14. If a director proposes to sell or otherwise dispose of securities of the listed issuer under exceptional circumstances where the sale or disposal is otherwise prohibited under this code, the director must, in addition to complying with the other provisions of this code, comply with the provisions of rule B.8 of this code regarding prior written notice and acknowledgement. The director must satisfy the chairman or the designated director that the circumstances are exceptional and the proposed sale or disposal is the only reasonable course of action available to the director before the director can sell or dispose of the securities. The listed issuer shall give written notice of such sale or disposal to the Exchange as soon as practicable stating why it considered the circumstances to be exceptional. The listed issuer shall publish an announcement in accordance with rule 2.07C immediately after any such sale or disposal and state that the chairman or the designated director is satisfied that there were exceptional circumstances for such sale or disposal of securities by the director. An example of the type of circumstances which may be considered exceptional for such purposes would be a pressing financial commitment on the part of the director that cannot otherwise be satisfied.

D. Disclosure

15. In relation to securities transactions by directors, a listed issuer shall disclose in its interim reports (and summary interim reports, if any) and the Corporate Governance Report contained in its annual reports (and summary financial reports, if any):
(a) whether the listed issuer has adopted a code of conduct regarding securities transactions by directors on terms no less exacting than the required standard set out in this code;
(b) having made specific enquiry of all directors, whether its directors have complied with, or whether there has been any non-compliance with, the required standard set out in this code and its code of conduct regarding securities transactions by directors; and
(c) in the event of any non-compliance with the required standard set out in this code, details of such non-compliance and an explanation of the remedial steps taken by the listed issuer to address such non-compliance.